Exhibit 10.1

Separation Agreement
This Separation Agreement (“Agreement”) is entered as of September 14, 2018, between David Camhi (hereinafter referred to as “Executive”) and Playa Management USA, LLC, a Delaware limited liability company (hereinafter referred to as the “Company”). Executive and the Company collectively are referred to as the “Parties,” and individually are referred to as a “Party.”
RECITALS
WHEREAS, Executive was employed by the Company pursuant to the terms of an offer letter dated December 13, 2010 (the “Offer Letter”); and
WHEREAS, on September 12, 2018, Executive was notified that the Company was terminating his employment without cause; and
WHEREAS, in lieu of immediate termination, the Company offered the Executive a sixty (60)-day transition period (“Transition Period”) from September 12, 2018 to November 11, 2018 (“Termination Date”); and
WHEREAS, in exchange for a further release upon his Termination Date as provided herein, the Company is willing to provide Executive with certain severance benefits as described herein; and
WHEREAS, for purposes of avoiding any disputes, the Parties desire to compromise, fully and finally settle, and fully release any and all actual or potential claims, known and unknown, that Executive may have against the Company; and
NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Adoption of Recitals. The Parties hereto adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.
2.Severance Benefits.
a.    Transition Period. Provided that Executive signs and returns this Agreement to the Company without revoking it, and complies with the material terms of this Agreement, the Company will forgo terminating Executive’s at-will employment in September 2018 and extend Executive’s employment until the Termination Date.

i.
If Executive executes this Agreement and does not revoke the First General Release (described below in Section 3) and otherwise complies with the covenants set forth in this Agreement, the Company will compensate Executive at his regular pay rate, minus applicable withholdings, throughout the Transition Period until the Termination Date. During the Transition Period, Executive will continue to participate in and receive all regular benefits that he is currently receiving including, but not limited to, medical benefits, except that he will cease accruing vacation leave as of September 12, 2018.

ii.
During the Transition Period, Executive shall not be required to report to work or otherwise provide services to the Company, except that the Company may call upon Executive to facilitate the transition of his duties.

b.    Severance Payments. Provided that Executive signs and returns the Second General Release in accordance with Section 2.c below, and complies with the material terms of this Agreement, including the covenants set forth herein, the Company will provide the following payments to Executive (collectively, the “Severance Benefits”):

i.
Salary Continuation. The Company agrees to pay Executive severance in the gross amount of twelve (12) months’ salary at his current regular pay rate of $315,000 per year (hereinafter “Salary Continuation Payments”). The Salary Continuation Payments shall be paid in twelve (12) equal monthly installments commencing after the Termination Date. The twelve (12)-month period during which Salary Continuation Payments shall be made is the “Severance Payment Period.” The first installment of the Severance Payment will be processed at the time of the Company’s next regular payroll that occurs on or after the eighth (8th) day following the Executive’s execution of the Second General Release.

ii.
Additional Amount. To help defray Executive’s costs of procuring health insurance coverage (including COBRA), the Company shall pay Executive an additional monthly amount of One Thousand Five Hundred Dollars ($1,500.00) (the “Additional Amount”) with each Salary Continuation Payment during the Severance Payment Period; provided, however, that Executive shall promptly notify the Company if he becomes eligible to obtain insurance coverage under another group insurance plan at which time payment of the Additional Amount to Executive shall cease. In no event shall payment of the Additional Amount to Executive extend beyond the Severance Payment Period.

iii.
Prorated Discretionary Bonus. The Company shall pay Executive a pro-rata share of any Discretionary Annual Bonus which Executive otherwise would have been entitled for 2018 in amount determined by the Board of Directors of Playa Hotels & Resorts, N.V. (the “Playa Board”) in good faith and prorated based on the number of days Executive is employed in the year of termination. This amount is presently estimated to be approximately $181,205 based on current estimated performance results, but will remain subject to actual performance results for 2018. Such pro-rated bonus shall be paid to Executive within sixty (60) days following the later of (i) the end of 2018 and (ii) the date the financial results for 2018 are accepted by the Playa Board (but in all events within 2019), and in no event shall any discretionary amount be determined in a manner different than such amounts are determined for still-employed senior executives of the Company.

c.    Second General Release. The Parties agree that, on or about the Termination Date, the Company will present the Executive with, and the Executive will, within twenty-one (21) days thereafter, enter into the Second General Release, a copy of which is attached as Exhibit A to this Agreement. Executive shall not execute the Second General Release prior to the conclusion of the Transition Period. Executive will not be entitled to the Severance Benefits described above in Subsection 2.b unless he executes the Second General Release within the required time and does not otherwise revoke it.
d.    Tax Withholding. All payments under this Agreement, including the Severance Payments and Additional Amounts, shall be subject to all applicable federal, state, and local tax withholding.
e.    Equity Awards. Executive has been granted various outstanding equity awards under the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan (the “Equity Plan”), comprised of time-vesting and performance-vesting awards granted in 2017 and 2018, and those awards will be treated in accordance with the terms of the Equity Plan and applicable award agreements, as summarized on Exhibit B to this Agreement (assuming the Termination Date at the end of the Transition Period as set forth in Section 2.a above).
f.    Section 409A Compliance. This Agreement is intended to comply, to the extent applicable, with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall, to the extent practicable, be construed in accordance with such section. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. The Company makes no representations or warranties that the payments provided under the Agreement or any other agreement comply with, or are exempt from, Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of Section 409A.

3.First General Release. In consideration of the Transition Period, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Playa Management USA, LLC, Playa Hotel & Resorts, N.V., Playa Resorts Management, LLC, and their related affiliates, subsidiaries, parents, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, executives, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Rehabilitation Act of 1973, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Immigration Reform and Control Act, the Equal Pay Act, any local, state, federal or foreign whistleblower statute, regulation, ordinance or law, including the Florida Whistleblower Act of 1986 and 1991, the Fair Labor Standards Act, the Consolidated Omnibus Reconciliation Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, the Older Workers’ Benefits Protection Act, and the Executive Retirement Income Security Act of 1974, the Florida Civil Rights Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law, all as amended; any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Executive understands that, by releasing all of Executive’s legally waivable claims, known or unknown, against the Released Parties, Executive is releasing all of Executive’s rights to bring any claims against any of them based on any actions, decisions or events occurring through the date Executive signs this Agreement including the terms and conditions of Executive’s employment and the termination of Executive’s employment.
Nothing in this Agreement shall be construed to prohibit Executive from contacting, filing a charge or participating in any proceeding or investigation by the Securities and Exchange Commission (“SEC”), U.S. Equal Employment Opportunity Commission (the “EEOC”), the Department of Labor (the “DOL”), the National Labor Relations Board (the “NLRB”), or any other federal state or local governmental agency or commission (“Governmental Agency”); provided, however, this Agreement waives Executive’s right to receive any monetary damages associated with any such charge, complaint, investigation or other action, with the exception of any award by the SEC.
Further, this release does not extend to, and has no effect upon: (i) any benefits that have accrued, and to which the Executive has become vested, under any employee benefit plan; (ii) the Executive’s right to enforce the terms and conditions of this Agreement; or (iii) any claims which cannot be waived as a matter of law, such as claims for unemployment benefit rights and workers' compensation.
4.Restrictive Covenants.

a.	Definitions. The following definitions shall apply for the purpose of this Section 4:

i.
“Competing Business” shall mean (a) acting as an owner or a lessee of hotels, convention facilities, conference centers or similar facilities; (b) asset or operational management for hotels, convention facilities, conference centers or similar facilities, or (c) any other business that the Company or its affiliates conducts or contemplates under such business plans as of the Termination Date. Notwithstanding any provision to the contrary in this Agreement, Competing Business shall exclude: Executive’s ownership of five percent (5%) or less of the outstanding stock of any publicly traded corporation or other entity; or of an equity interest in any other entity.

ii.	“Company” shall include Playa Management USA, LLC, Playa Hotel & Resorts, N.V., Playa Resorts Management, LLC, and their related affiliates, subsidiaries, parents, predecessors, and successors.

iii.
“Customer” shall mean any hotel, conference center, lodging business, or real estate investment trust with which the Playa Resorts or the Company has an existing lease, sublease, or management contract.

iv.
“Prospective Customer” shall mean any person or entity to whom Executive or the Company or any of its Affiliates sent or delivered a written sales or servicing proposal, quote or contract, or with whom Executive or the Company or any of its affiliates had business contact for the purpose of developing that person or entity into a customer of the Playa Resorts or the Company.

v.
“Restricted Area” shall mean within Mexico, Jamaica, the Dominican Republic and any other geographic area included in the Company's and its affiliates' business plans during the Executive’s employment with the Company.

vi.	“Restricted Period” shall mean the Transition Period and the Severance Payment Period.

vii.	“Solicit” shall mean to knowingly solicit, call upon, or initiate communications or contacts with a person or entity for the purpose of developing or continuing a business relationship.
b.    Continuing Obligations. Executive acknowledges and reaffirms Executive’s obligation to keep confidential and not to disclose any and all non-public information concerning the Company that Executive acquired during the course of Executive’s employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. Executive also is obligated to immediately return any Confidential Information and/or trade secret information including, but not limited to, records, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, documents, property, or reproductions of any aforementioned items belonging to the Company. Executive is also to immediately return all Company property that has been provided to Executive or that is in his possession to include, but not be limited to, his employee identification badge, office keys, smart phone, tablet, and corporate credit card. Nothing in this Agreement releases Executive from these obligations to the Company. The Company will avail itself of its full legal remedies if Executive violates his on-going obligations to the Company. Nothing in this Section 4 limits Executive’s ability to truthfully communicate with any Government Agency whether such communication is initiated by Executive or in response to the Government.
c.    Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (3) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding any other provision of this Agreement, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
d.    Restriction on Competition. As consideration for entering into this Agreement, and during the Restricted Period, Executive shall not engage, directly or indirectly, either individually or through another person or entity, whether as an owner, employee, consultant, partner, principal, agent, representative, stockholder or otherwise, of, in, to or for any Competing Business in the Restricted Area; provided, however, that Executive may own less than five percent (5%) of the outstanding stock of any publicly traded corporation that engages in a Competing Business. While stated below, the Parties acknowledge that as to Subsection 4(d) especially, as it relates to the practice of law, this provision shall be interpreted consistent with and limited by the Florida Rule of Professional Conduct (or similar rules in other jurisdictions), including Rule 5.6.
e.    Non-Solicitation of Customers. As consideration for entering into this Agreement, and during the Restricted Period, Executive shall not Solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any Customer or Prospective Customer of Playa Resorts or any of the Company for any line of business that Playa Resorts or the Company conducts or plans to conduct as of the date of Executive’s termination of employment for the purpose of conducting, marketing or providing for a Competing Business.
f.    Non-Solicitation of Employees. As consideration for entering into this Agreement, and during the Restricted Period, Executive shall not, directly or indirectly, Solicit or employ or cause any business to Solicit or employ any person who is then or was at any time during the two (2)-year period prior to Executive’s termination an employee of the Company or its affiliates and who is at the time of such employee’s separation from the Company and its affiliates, a director, vice president, senior vice president, executive vice president or similar position of the Company and its affiliates, except to the extent that such action is undertaken in the ordinary course of hiring practices (e.g., an employment solicitation that is transmitted generally to the public or in the industry, rather than one that is targeted directly to any such employee of the Company or its affiliates).
g.    Acknowledgement. Executive acknowledges that he acquired proprietary information concerning the past, present and future business of the Company and its affiliates as the result of his employment with the Company, as well as access to the relationships between the Company and its affiliates and their respective clients and employees. Executive further acknowledges that the business of the Company and its affiliates is very competitive and that competition by him in that business during the Restricted Period would severely injure the Company and its affiliates, as the case may. Executive understands that the restrictions contained in this Section 4 are reasonable and are required for the Company’s and its affiliates’ legitimate protection, and do not unduly limit his ability to earn a livelihood.
h.    Severability. If any court determines that any provision of this Section 4 is invalid or unenforceable, the remainder of this Section 4 shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court or arbitrator construes any portion of this Section 4 to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. This Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
i.    Consideration. Executive acknowledges that the Company relied on the representations and promises in this Section 4 in agreeing to the Severance Benefits (described above in Section 2). Likewise, Executive relied upon the receipt of the Settlement Benefits (described above in Section 2) in agreeing to the restrictions contained in Section 4.

j.    Breach of Restrictive Covenants. Notwithstanding any arbitration provisions contained in this Agreement, the Company shall have the right and remedy to have the provisions of this Section 4 specifically enforced by a court of competent jurisdiction without any requirement to first seek a remedy through arbitration, including by temporary or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The Company shall also have the right to seek damages for any breach of this Section 4. Further, the Parties also agree that if Executive breaches this Section 4, any Severance Benefits paid to him under this Agreement are subject to disgorgement and/or the Company may suspend payment of Severance Benefits due and owing to him under this Agreement.
k.    Successors and Assigns. The Company and its successors and assigns may enforce the provisions of Section 4 of this Agreement.
l.    Limitation. As it relates to the practice of law, Section 4 of this Agreement shall be interpreted consistent with and be limited by the Florida Rule of Professional Conduct (or similar rules in other jurisdictions), including Rule 5.6.
5.Confidentiality.
a.    In consideration of the obligations under this Agreement, Executive agrees that this Agreement and the terms and conditions hereof are strictly, and shall forever remain, confidential, and that Executive (or his heirs, agents, executors, administrators, attorneys, legal representatives and assigns) shall disclose or disseminate any information concerning any such terms to any third person(s), including, but not limited to, representatives of the media or other present or former executives, employees, and staff of the Company, under any circumstances, except Executive may disclose the terms of this Agreement to his attorney, accountant, tax advisor, other similar professional or the Internal Revenue Service or other appropriate federal agencies (“Third Parties”). All Third Parties to whom such disclosure is made shall agree in advance to be bound by the terms of this Section 5.
b.    If Executive is required to disclose this Agreement, its terms or underlying facts pursuant to court order and/or subpoena, Executive shall so notify Company in writing via email or overnight mail, within 24 hours of his receipt of such court order or subpoena, and shall simultaneously provide the Company with a copy of such court order or subpoena. Executive agrees to waive any objection to the Company’s request that the document production or testimony be done in camera and under seal.
c.    Executive agrees that the terms of this Section 5 are a material inducement for the execution of this Agreement. Any disclosure or dissemination, other than as described above in Subsections 5.a or 5.b, will be regarded as a breach of this Agreement and a cause of action shall immediately accrue for damages and injunctive relief. Executive acknowledges that a violation of Subsections 5.a or 5.b would cause immeasurable and irreparable damage to the Company. Accordingly, Executive agrees that the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of Subsections 5.a or 5.b, in addition to any other available remedies. Further, Executive also agrees that if Executive breaches this Section 5, he shall pay the Company the damages he causes Company, through disgorgement of any compensation paid to him under this Agreement and/or the forfeiture of any compensation due and owing to him under this Agreement.
d.    Communications with Government Agencies. Nothing in this Section 5 or this Agreement:
(i)    prohibits Executive from communicating with any Government Agency about a potential violation of the law;
(ii)    limits Executive’s ability, without notice to or approval from the Company:

(A)	to file a charge or complaint with a Government Agency;

(B)	to participate in an investigation or proceeding conducted by a Government Agency; or

(C)	to provide information or documents to a Government Agency in connection with an investigation or proceeding; or

(iii)    restricts Executive’s right to receive a reward or incentive for information provided to a Government Agency.
6.Cooperation. Following Executive’s termination, Executive shall assist and cooperate with the Company in the orderly transition of work to others if so requested by the Company. Executive shall cooperate with the Company and be responsive to requests for information relating to business matters about which Executive may have information or knowledge and reasonably assist the Company, as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to the Company’s business as to which business Executive had relevant knowledge, and the Company shall reimburse Executive for reasonable costs, including attorneys’ fees and expenses, actually incurred by Executive in connection with such assistance.

7.Non-disparagement. Executive understands and agrees that as a condition for the consideration herein described, Executive shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding the Company or any of its affiliates, subsidiaries, directors, officers, Executives, agents or representatives or about the Company's or its subsidiaries’ business affairs and/or financial condition. Executive understands and agrees that Executive’s commitment not to defame, disparage, or impugn Company’s reputation constitutes a willing and voluntary waiver of Executive’s rights under the First Amendment of the United States Constitution and other laws. However, these non-disparagement obligations, do not limit Executive’s ability to truthfully communicate with any Government Agency whether such communication is initiated by Executive or in response to the Government.
8.Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly-authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
9.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
10.Nature of Agreement. Executive understands and agrees that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
11.Acknowledgments. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider this Agreement, and that the Company advised Executive to consult with an attorney of Executive’s own choosing prior to signing this Agreement. Executive understands that Executive may revoke this Agreement for a period of seven (7) days after Executive signs this Agreement by notifying Dayna Blank, the Company’s Vice President of Human Resources, in writing, and the Agreement shall not be effective or enforceable until the expiration of the Revocation Period. Executive understands and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Executive has received consideration beyond that to which Executive was previously entitled.

12.Tax Provision. In connection with the separation benefits to be provided to Executive, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for any and all applicable taxes with respect to such payments under applicable law. Executive acknowledges that Executive is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth herein.
13.Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement, and that Executive fully understands the meaning and intent of this Agreement. Executive states and represents that Executive had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Executive further states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs Executive’s name of Executive’s own free act.
14.Entire Agreement. This Agreement and the Confidentiality and Return of Property Agreements set forth in the Offer Letter which survive termination of Executive’s employment with the Company, contain and constitute the entire understanding and agreement between Executive and the Company and supersede and cancel any other previous oral and written negotiations, agreements, and commitments between the Parties. As noted in Section 2.a.iv, this Agreement does not modify the terms of the Equity Plan or applicable award agreements thereunder, as summarized on Exhibit B.

15.Arbitration.
a.    Any disputes or claims between the Company and Executive in any way concerning Executive’s employment, the termination of his employment under the Offer Letter, a breach of this Agreement and the Second General Release, their enforcement or any other matter relating thereto shall be submitted at the initiative of either Party to mandatory arbitration in the Commonwealth of Virginia before a single arbitrator under the Federal Arbitration Act and pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia or elsewhere. The Parties irrevocably consent to the jurisdiction of the federal and state courts located in Virginia for this purpose. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses.
b.    Notwithstanding the foregoing, the Company in its sole and absolute discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief, for damages and such other relief as the Company shall elect to enjoin, enforce, or seek recovery for the breach of Executive’s covenants under the Offer Letter. Such covenants shall be construed as agreements independent of any other provisions of the Offer Letter and the existence of any claim or cause of action Executive may have against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.
EXECUTIVE                    PLAYA RESORTS USA, LLC

_/s/ David Camhi____________________	By: /s/ Bruce Wardinski
Print Name:    Bruce Wardinski
Title:    Chairman & CEO

Exhibit A
SECOND RELEASE
In consideration for the Severance Benefits described in the attached agreement, I, Executive hereby fully, forever, irrevocably and unconditionally release, remise and discharge Playa Management USA, LLC, Playa Hotel & Resorts, N.V., Playa Resorts Management, LLC,, and their related affiliates, subsidiaries, parents, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, executives, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Rehabilitation Act of 1973, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Immigration Reform and Control Act, the Equal Pay Act, any local, state, federal or foreign whistleblower statute, regulation, ordinance or law, including the Florida Whistleblower Act of 1986 and 1991, the Fair Labor Standards Act, the Consolidated Omnibus Reconciliation Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, the Older Workers’ Benefits Protection Act, and the Executive Retirement Income Security Act of 1974, the Florida Civil Rights Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law, all as amended; any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment or governing wage or commission payment claims; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Executive understands that, by releasing all of Executive’s legally waivable claims, known or unknown, against the Released Parties, Executive is releasing all of Executive’s rights to bring any claims against any of them based on any actions, decisions or events occurring through the date Executive signs this Agreement including the terms and conditions of Executive’s employment and the termination of Executive’s employment.
Further, this release does not extend to, and has no effect upon: (i) any benefits that have accrued, and to which the Executive has become vested, under any employee benefit plan; (ii) the Executive’s right to enforce the terms and conditions of this Agreement; or (iii) any claims which cannot be waived as a matter of law, such as claims for unemployment benefit rights and workers' compensation.
By signing below, Executive acknowledges and agrees that Executive has been paid for all salary, wages, and compensation earned through his last day worked, and that Executive is not entitled to receive, and shall not claim from the Company, any compensation, payments or benefits except for those payments and benefits that are expressly set forth in the attached Agreement.
As a part of this Second General Release, Executive expressly agrees to the release of any rights or claims arising out of the Age Discrimination in Employment Act (“ADEA,” 29 U.S.C. § 621, et seq.), and in connection with such waiver: (a) Executive is hereby advised to consult with an attorney prior to signing this Second Release; (b) Executive shall have a period of twenty-one (21) days from the date of receipt of this Agreement and Second Release in which to consider the terms of this Agreement and Second Release; and (c) Executive may revoke this Second Release at any time during the first seven (7) days following his execution of the Second Release (the “Revocation Period”) by notifying Dayna Blank, the Company’s Vice President of Human Resources, in writing, and the waiver and release shall not be effective or enforceable until the seven (7) day period has expired. As between Executive and the Released Parties, this Agreement does not constitute a waiver of any claim under the ADEA that may arise after the date of the execution of this Agreement.
Executive understands that, by releasing all of his legally waiveable claims, known or unknown, against the Released Parties, Executive is releasing all of his rights to bring any claims against any of them based on any actions, decisions or events occurring through the date of he signs this Release including the terms and conditions of his employment and the termination of his employment.
Nothing in this Agreement shall be construed to prohibit Executive from contacting, filing a charge or participating in any proceeding or investigation by the Securities and Exchange Commission (“SEC”), U.S. Equal Employment Opportunity Commission (the “EEOC”), the Department of Labor (the “DOL”), the National Labor Relations Board (the “NLRB”), or any other federal state or local governmental agency or commission; provided, however, this Agreement waives Executive’s right to receive any monetary damages associated with any such charge, complaint, investigation or other action, with the exception of any award by the SEC.
Executive further understands and agrees that he may be waiving significant legal rights by signing this Release, and represents that he has entered into this Release voluntarily, with a full understanding of and in agreement with all of its terms. Executive further acknowledges that he has read and fully understands this Release. Executive also acknowledges that this Release does not waive any claims that may arise after this Release is signed. Executive has been advised to, and has had an opportunity to, consult with an attorney before signing it.
Any disputes or claims between the Company and Executive in any way concerning this Second General Release, its enforcement or any other matter relating thereto shall be submitted at the initiative of either Party to mandatory arbitration in the Commonwealth of Virginia before a single arbitrator under the Federal Arbitration Act and pursuant to the Commercial Arbitration Rules of the American Arbitration Association, or its successor, then in effect. The decision of the arbitrator shall be rendered in writing, shall be final, and may be entered as a judgment in any court in the Commonwealth of Virginia or elsewhere. The Parties irrevocably consent to the jurisdiction of the federal and state courts located in Virginia for this purpose. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses.
Notwithstanding the foregoing, the Company in its sole and absolute discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief, for damages and such other relief as the Company shall elect to enjoin, enforce, or seek recovery for the breach of Executive’s covenants under Section 4 of the Agreement or the Offer Letter. Such covenants shall be construed as agreements independent of any other provisions of the Offer Letter and the existence of any claim or cause of action Executive may have against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
Executive understands that this document is a complete release of any and all existing claims, known or unknown, which he may have against the Released Parties.
EXECUTIVE:                WITNESS:

Print Name:                    Print Name:
Dated:___________________

Exhibit B
Summary of Treatment of Outstanding Equity Awards

Grant Date	Award Type	# of Original Shares	Treatment upon Termination Date per Award Agreement
May 16, 2017	Transaction shares	32,500	Forfeit
May 26, 2017	Time-vesting shares	14,734	Pro rata vesting per award agreement formula 7,198 shares vesting at Nov. 11, 2018
May 26, 2017	Performance-vesting shares	14,734
Pro rata vesting per award agreement formula, subject to 2017-2019 performance results
14,600 shares remain outstanding and will be adjusted for 2017-2019 EBITDA and TSR performance, to be vested in early 2020

January 2, 2018	Time-vesting shares	15,272	Forfeit
January 2, 2018	Performance-vesting shares	15,272	Forfeit